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                                                                   EXHIBIT 99.1
Press Release


FOR IMMEDIATE RELEASE
---------------------

                  ZONAGEN AUTHORIZES STOCK REPURCHASE PROGRAM

                  Seeks engagement of investment banking firm

THE WOODLANDS, TEXAS - APRIL 2, 2003 - Zonagen, Inc. (Nasdaq: ZONA and PCX:
ZNG) announced today that its Board of Directors has authorized the Company to repurchase up to $2.5 million of the Company's common stock from time to time through privately negotiated third party transactions or in the open market. The Company has approximately 11.5 million shares of common stock currently outstanding.

The Company also announced today that it is seeking the engagement of an investment banking firm to review strategic alternatives for redeploying its assets.

"We authorized our repurchase program to take advantage of prices that we believe do not reflect the full value of our common stock. We also believe that reducing the amount of shares we currently have outstanding will provide a greater value to our remaining shareholders in the event we undertake a transaction as a result of our proposed engagement of an investment banking firm," said Martin P. Sutter, Chairman of the Board. "We will continue to seek the best possible outcome for our stockholders," he concluded.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products for the reproductive system. For more information, visit Zonagen's web site at http://www.zonagen.com.

Any statements that are not historical facts contained in this release, such as Zonagen's contemplated stock repurchases and its potential strategic options, are forward-looking statements that involve risks and uncertainties, including but not limited to those risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (SEC). This and other SEC filings are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Joe Podolski, President and CEO
podolski@zonagen.com
281-719-3447